                                                                EXHIBIT 23.1
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-8 (File Nos. 33-80301, 333-16205, 333-37138, 333-40276, 333-47033 and 333-71151) of PAREXEL
International Corporation of our report dated August 18, 2000, except for the information in Note 3, as to which the date is December 8, 2000, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated December 8, 2000 relating to the financial statement schedule, which also appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 5, 2001